Exhibit 99.2

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by, and welcome to the WMS Industries First Quarter Results Conference Call. During the presentation all participants will be in a listen only mode. Afterwards, we will conduct a question and answer session. As a reminder, this conference is being recorded, Tuesday, October 26, 2004. I would now like to turn the conference over to Mr. Brian Gamache, President and Chief Executive Officer of WMS, please go ahead, Sir.

Brian Gamache  - WMS Industries Inc. - President & CEO

Thanks, operator. Welcome to WMS’ fiscal 2005 first quarter conference call. Joining me today are Scott Schweinfurth, our Chief Financial Officer, Orrin Edidin, our Chief Operating Officer and Kathleen McJohn, our General Counsel.

Today we’ll update you on our operating results for the September quarter, discuss the ongoing high level of customer acceptance for our new products and game themes and report on new product approvals and discuss our efforts to establish WMS as the clear number two provider of slot machines in North America. We’ll also review our revenue guidance for Fiscal 2005, which we reiterated this afternoon, as well as review the revenue guidance for the second quarter, which was also provided in today’s press release. At the end of the call, we will take questions from investors and analysts. Before we start, Kathleen will review our safe harbor language.

Kathleen McJohn  - WMS Industries Inc. - General Counsel

Thank you, Brian. I need to remind everyone that today’s call and simultaneous webcast contain forward-looking statements concerning future business conditions and the outlook for the Company based on currently available information that involves risks and uncertainties. The Company’s actual results could differ materially from those anticipated in the forward-looking statements depending on the factors described under “Item 1. Business – Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2004 and in our Form 8-K reports filed with the SEC. The forward-looking statements made on this call, the web cast, the archived version of the web cast, and any transcript of this call are only made as of this date.

I’ll now turn the call over to Brian for an overview of our recent progress.

Brian Gamache - WMS Industries Inc. - President & CEO

Thanks, Kathleen. By nearly any measure, Fiscal 2005 got off to a strong start as we generated first quarter earnings of $0.08 per share on $75.1 million of revenues. We sold 4,220 new units at an average selling price of $9,793 and, for our gaming operations business, ended the quarter with an installed base of 4,486 units, with average revenue per machine per day of $41.95. We believe these results, coming in what is our normally slowest quarter of the year, are evidence of the tremendous progress we have made. It took a few weeks longer to achieve the anticipated installed base growth for our gaming operations business, but since September 30 we have added over 200 additional participation gaming devices so the current installed base exceeds 4,700 units, which is within the range of our earlier expectations. Another important metric is that the growth in research and development and selling and administrative expenses has moderated, as combined such expenses decreased by $0.5 million from the June 2004 quarter. Scott will address future guidance later on the call.

WMS is now focused on gaining its fair market share in the 75% of the typical casino floor we previously had not served. Earlier this month we realized a very important milestone in our near-term goal of building market share as we debuted the next wave of our innovative gaming products at the G2E trade show. It was evident from the reception we received that our full compliment of mechanical reel games and our video slot, WAP, and video poker products featured on our CPU-NXT® operating system and Bluebird™ cabinet impressed our customers and other show attendees as well. The strong G2E response is a direct result of over three years of hard work and dedication by our entire team. We arrived at the show with approvals in hand for all of our new product lines and our sales team had plenty of exciting new products with remarkable innovation for which they could actually write orders. The level of customer interest in our new products at the show was the highest we have ever generated at this annual event suggesting continued near-term and long-term revenue growth. With respect to approvals and products now available for sale, I am pleased to report that we have received the remaining ticket-in, ticket-out approvals in Nevada for the video platform and are just waiting on two final ticket-in ticket-out approvals in Nevada for the mechanical reel platform, which we expect this quarter.

Let me review the current status of open orders for product sales and gaming operations:

Our current open orders for new gaming devices totals almost 9,000 units for video and mechanical reel products. This level of orders reflects the success we continue to achieve in addressing our legacy video gaming devices in casinos. As of today we have issued sales orders or executed agreements to sell over 25,000 Bluebird video gaming devices or CPU-NXT upgrade kits since we commenced the sales process for these offerings a little more than twelve months ago. Of these 25,000 units, 15,000 have been installed. Of these units still to be installed, over 9,000 are Bluebird units and over 1,400 are CPU-NXT upgrade kits. We expect to deliver the balance of these units over the next few quarters. Second, the current open orders for our gaming operations machines totals over 2,000 units, of which over 1,600 are for new Bluebird units to be installed and the rest are for conversions of existing game themes to new game themes. This level of open orders remains at the highest levels in our history, even after growing the installed base footprint by over 450 units since June 30, 2004. Customer interest for new participation games on the CPU-NXT operating system continues to grow, with all of the new games – MEN IN BLACK™, MATCH GAME™, MONOPOLY™ Once Around Deluxe™, MONOPOLY Money and MONOPOLY Grand Hotel® in high demand. And with Premier Night™ launching in the March quarter as the first CPU-NXT game for the HOLLYWOOD SQUARES™ branded series of games, we believe demand for this series will continue to remain high. We showcased our new A FISTFUL OF DOLLARS™ video wide-area progressive jackpot games in conjunction with superstar Clint Eastwood’s appearance at G2E, and we’ll begin taking orders for this game next week for installation beginning in January 2005. Our MONOPOLY Money wide-area progressive game continues to expand its footprint. Upon receiving regulatory approval right at the end of September, we launched, ahead of our original schedule, a wide-area progressive jackpot in Colorado. As we reported last week, the first MONOPOLY Money wide-area progressive jackpots were won by two lucky casino patrons on both our Native American system and our Nevada system.

It’s refreshing to be able to talk about great game content building open orders leading to higher revenues and profits, rather than focusing largely on the status of regulatory approvals as we did last year! I can’t tell you how proud I am of our Chief Operating Officer, Orrin Edidin, our Vice President of Game Development, Larry Pacey and Laurie Lasseter, our Vice President of Engineering and Technology and their combined talented teams of engineers and game developers, who have successfully executed on the technology improvement plan and positioned our Company to become the number two provider in the slot industry in North America.

I’ll now turn the call over to Scott to review our first quarter financial results.

Scott Schweinfurth - WMS Industries Inc. - CFO

Thanks Brian. As previously stated, WMS reported net income of $0.08 per share for the September 2004 quarter compared to a net loss of $0.06 per share in the September 2003 quarter. Revenue in the September 2004 quarter grew by $28.4 million, or 61%, to $75.1 million, compared to revenue of $46.7 million in the September 2003 quarter reflecting the year-over-year increase of $28.4 million in product sales. We shipped 4,220 new gaming devices this past quarter, 90% above new unit shipments in the prior year quarter, consisting of 3,776 Bluebird units, 78 hybrid units and 366 legacy units. As a result of the high level of Bluebird units sold in the September 2004 quarter, our average sales price was $9,793, which represents an increase of $1,477 or 18% over the prior year quarter, and an increase of $333 over the June 2004 quarter. The higher average selling price for the Bluebird units of $10,007 for the September 2004 quarter continues to underscore the pricing leverage this premium gaming cabinet garners in the marketplace. As a matter of fact, we announced before the G2E trade show that, effective January 1, 2005, we would institute a price increase of 9% on the new Bluebird video units and a 25% increase in the price of game conversion kits for the video platform. During the September 2004 quarter, 3,338 total conversion kits shipped, of which 2,125 were CPU-NXT upgrade kits. To date, this is our highest quarterly level of shipments for these upgrade kits. Parts, used games, conversions and OEM revenues in total increased by $5.7 million to $12.1 million due to the higher level of conversion kit sales in the September 2004 quarter.

WMS’ gaming operations made great progress in the quarter as both the quarter-end installed base and the average revenue per day grew sequentially from the June 2004 quarter by 246 units and $0.56 per day, respectively. We installed the very first placements of MEN IN BLACK and our first dual screen hybrid game, MATCH GAME, and continued to install MONOPOLY Once Around Deluxe in our new Bluebird cabinet in the September quarter. The roll-out of these high earning new games in new Bluebird gaming devices, coupled with the continued roll-out of MONOPOLY Money WAP units, led to a 3% increase in our average revenue per day to $41.95. The success of these new games is accelerating the transition from games in legacy cabinets to new games in Bluebird cabinets as we actually installed 723 new games in Bluebird cabinets in the September 2004 quarter. Gaming operations also benefited from a $2.0 million increase in royalties, VLT and other lease revenues as a result of third party licensees placing or acquiring a greater number of WMS game theme licenses.

Our quarterly gross profit increased by $11.3 million to $38.7 million. The gross margin on product sales revenues increased to 40% from 39% in last year’s quarter due to a more favorable mix of higher margin products sold, especially the conversion kits. We continue to expect that over time, the gross margin on the Bluebird gaming devices will approach the mid-40% range, as with greater production volumes we expect larger volume discounts from our suppliers, particularly with respect to electronic components. The gross profit margin on gaming operations in the September 2004 quarter decreased to 79% compared to 81% in the September 2003 quarter, reflecting higher royalties paid to licensors and the lower margin of our wide-area progressive games, partially offset by higher royalties received from licensees.

Operating income grew to $4.2 million compared to a $2.8 million loss in the prior year quarter as we generated an increase of $11.3 million in gross profit, partially offset by $2.0 million in higher selling and administrative expense, an increase of $1.8 million in research and development costs and $0.5 million in higher depreciation and amortization expense.

For the September 2004 quarter, research and development costs increased from the prior year quarter by $1.8 million, or 17%, to $12.1 million, due to the ongoing execution of our technology improvement plan, product approval costs, product line expansion costs and increased game offerings. I would also point out that research and development expenses for the September 2004 quarter actually showed a $400,000 decrease from the June 2004 quarter as the growth rate in these expenses has begun to level off.

The $2.0 million increase in selling and administrative costs in the September 2004 quarter reflects the increased headcount and marketing and promotional costs compared to those experienced in the September 2003 quarter. We continue to expect a higher level of costs to support increased sales and field service operations as well as higher marketing and promotion costs related to the launch of our three new products: WAP systems, video poker products and mechanical reel games. Similar to research and development expenses, the September 2004 quarter selling and administrative expenses declined by $0.1 million from the June 2004 quarter.

Depreciation and amortization expense increased by $0.5 million, as the level of investment in gaming devices for gaming operations rose compared to the September 2003 quarter as we installed the first Bluebird participation gaming devices. As evidenced by the high backlog for participation games noted earlier, such investments will remain high as we continue to roll-out new participation games in our new Bluebird cabinet. We continue to expect that depreciation and amortization will be higher than the prior year quarter for each of the quarters in fiscal 2005.

We incurred interest and issuance cost amortization expense of $1.0 million in the September 2004 quarter related to our 2.75% Convertible Notes. We also recorded income tax expense of $1.4 million at our 37.5% estimated effective tax rate for the fiscal year. An important point to note, in any period when we earn more than $0.10 per share, the “if converted” method of calculating earnings per share will result in the 5.8 million shares underlying our convertible subordinated notes being included in the diluted share count and net income would be adjusted to add back the $0.6 million per quarter for the after-tax impact of interest expense and deferred financing costs.

At September 30, 2004, cash and short-term investments totaled $83.0 million, including $0.8 million of restricted cash for progressive jackpots. The $33.2 million decrease in cash and short-term investments at September 30, 2004 from June 30, 2004 was due to: (a) $8.8 million of capital expenditures for gaming operations machines which immediately generate revenue; (b) $1.5 million of capital expenditures for property, plant and equipment; and (c) $34.9 million of net increases in working capital investment, all this was partially offset by $2.4 million of net income plus $6.8 million of depreciation expense, plus our deferred tax provision of $1.4 million, plus non-cash expenses of $0.7 million and $0.7 million related to stock option activity. The increase in working capital continues to result primarily from the growth in our business. We had an increase of $10.0 million in accounts receivable due to higher revenue and the timing of payments on shipments. We also had a $21.2 million increase in total inventory. Raw materials increased by $10.0 million as we prepare for higher production volumes for both product sales and gaming operations in the December quarter and beyond and finished goods increased by $11.2 million primarily due to $9.0 million of new Bluebird participation gaming devices and top boxes built but not yet installed. Our cash used by operating activities totaled $23.7 million for the September 2004 quarter. We do expect lower working capital increases in future quarters.

At September 30, 2004, we had $115 million of convertible debt outstanding and our book value per outstanding share was $7.99. Finally, our ratio of current assets to current liabilities was approximately 6.5 to 1 and we had 30.4 million shares outstanding at September 30, 2004.

I’ll quickly review the status of holdings of our largest shareholder, Sumner Redstone, who at this point continues to own 7.5 million shares or 24.6% of our outstanding shares, this is comprised of 3.5 million shares through National Amusements Inc. and 4.0 million shares held personally by Sumner Redstone. As reported in public filings, he has entered into forward contracts with an investment-banking firm to sell the 4.0 million personally held shares in transactions that close between March and October 2005, subject to various conditions. If these forward transactions are closed, Mr. Redstone’s ownership would be reduced to 11.5% of our current outstanding share count.

Let me turn to our guidance for fiscal 2005. We are once again reiterating our guidance of $340 to $360 million in revenues for fiscal 2005, representing a 48 to 56% increase over fiscal 2004 levels. With 4,220 units sold in the first quarter and over 9,000 open orders for Bluebird new gaming devices, we expect that our total new units sold for Fiscal 2005 will range between 21,000 to 22,500 units at an average selling price above $10,000. Today about a third of our fiscal year has elapsed yet we already have visibility to about 60% of the new unit shipments we expect for the year. This gives us the best visibility to product sales revenues that we have had in quite some time. We also base our revenue expectations on the high number of open orders for new participation games and conversions of existing participation games, which currently totals over 2,000 units. We expect to end fiscal 2005 with an installed base of participation games ranging from 5,800 to 6,000 gaming devices, including our wide-area progessive games. We also expect other elements of revenues will grow. Our agreement with Multimedia Games provides revenue growth opportunities for both OEM manufacturing and license royalties. In addition, conversion kits and used games are expected to provide year-over-year revenue growth.

Turning to the December quarter, we expect total revenues to range from $85 to $90 million, with sales of new gaming devices ranging from 5,100 to 5,300 units at an average selling price above that attained in the first quarter and the ending participation installed base growing to between 4,900 and 5,100 units with average revenue per machine continuing to grow over what we achieved in the September 2004 quarter. We also have signed orders from Multimedia Games for 1,500 OEM cabinets, our largest quarterly OEM order ever. These cabinets are in addition to the new gaming device units I mentioned before.

Capital allocation continues to be a major focus of management and the Board. With the growth we expect in our revenues and profitability in fiscal 2005 and beyond, we are spending more time evaluating the use of the available cash and anticipated free cash flow. While we did not repurchase any shares under our $20 million share repurchase authorization during the September 2004 quarter, we have continued our investments in license rights to significant intellectual property to enhance game play and functionality for products which will be introduced as part of the third phase, longer-term portion of our technology improvement plan. Management and the Board continue to review a variety of capital allocation options including acquisitions of companies or additional intellectual property or stock buybacks. We continue to focus on driving long-term shareholder value in the decisions and strategies that we employ.

Let me now turn the call back to Brian for further commentary.

Brian Gamache - WMS Industries Inc. - President & CEO

Thanks, Scott. It’s obvious that WMS has re-emerged successfully. With a deep arsenal of regulatory-approved innovative product and content, and still more to come, we believe WMS is making great progress toward its goal of becoming the number two North American provider in the slot industry. Our near-term focus is to regain our lost market share in video slots and it is clear from our backlog that customer demand is high for our entertaining game themes on the new CPU-NXT operating system in the Bluebird cabinet. We are also well positioned to gain new market share with our new mechanical reel, poker and WAP product lines, as any placements we achieve increases our market share on casino floors. I can’t tell you just how exciting it was for us to be in Las Vegas earlier this month for G2E and see WMS mechanical reel games installed on casino floors for the first time. We’ve made great initial strides at recapturing our lost participation footprint, and with the variety of new games that we debuted at G2E, our expectations are that we will end the fiscal year close to our historically highest reported installed base of participation games. And growth in existing international markets and expected new markets opening worldwide also provide additional revenue growth opportunities.

Let me discuss some specific goals. We fully expect within 12 months from now to achieve 20% market share for new units shipped in North America each quarter and hope to build upon that during fiscal 2006. As evidenced by the guidance we provided today, we plan to increase the footprint of our participation games by 35-40% from June 30, 2004 to June 30, 2005, but it doesn’t just end there. With our new WAP product line and all the announced and new, still unannounced participation series in our pipeline, we expect continued growth in the installed base throughout fiscal 2006. Our international business continues to expand and we have set an internal goal that international sales should represent about one-third of all total new unit shipments. And with the overall acceptance of our new Bluebird gaming cabinet and superior performance of our new games, we believe there is further leverage in our pricing beyond the 9% increase that we are implementing effective January 1, on our video gaming devices. The third phase of our technology improvement plan is already under way and contemplates an extension of the CPU-NXT operating system to take full advantage of system-centric gaming capabilities, including central determination and downloadable games, shared bonuses and communal gaming. I look forward to updating you on this next generation phase of our technology improvement plan on future calls.

Thank you for your patience and support during this period of rebuilding at WMS. We are clearly focused on dramatically growing our market share and distancing ourselves from the rest of the pack to become the clear number two provider of gaming devices.

Operator, we will now take questions.

QUESTION AND ANSWER

Operator

Thank you. Ladies and Gentlemen, if you would like to register a question please press one followed by the four on your telephone. You will hear a three tone prompt to acknowledge your request. If you question has been answered and you would to withdraw your registration please press the one followed by the three. If you are using a speaker phone please lift your handset before answering your request. One moment please for the first question.

Our first question comes from the line of Bill Lerner with Prudential. Please proceed.

Bill Lerner - Prudential - Analyst

A few questions for you, first, can you talk about, as it relates to participation games in your backlog, what percentage of that mix is progressive versus just straight participation, I guess, essentially that’s a huge lever for yields. I am just trying to get a sense for what the mix is from zero in the past or is it some other number now?

Brian Gamache - WMS Industries Inc. - President & CEO

Bill, we have not broken it out previously and we don’t plan to. We want to really focus on the business as a whole, and as we look at the unit numbers, the WAP numbers are included in. Obviously, we just started installing the WAP a few months ago, so we’re ramping that product line up, but going forward, we will just report the units, the foot print price - the placement and the average work per day.

Bill Lerner - Prudential - Analyst

That’s fair. Brian, just to follow up on that real quick, can you - qualitatively speaking, is it fair to assume kind of post September roll outs, some of these WAP games, you have seen the incremental benefits in your yields?

Brian Gamache - WMS Industries Inc. - President & CEO

There is a dramatic difference obviously in the profitability of this business, one only needs to look at out competitors to see it is the engine that drives their models. This is the product line that we have aspired to have for quite some time because of the high profitable margins that it possesses and we have seen that in our early indications.

Bill Lerner - Prudential - Analyst

Then second quick one is, you mentioned that third of the units goal, a third of the units being international in origin. Can you talk about ASPs there, if you can kind of back into your guidance, we are talking about what looks like typical US ASPs for you overseas. Is that fair or?

Brian Gamache - WMS Industries Inc. - President & CEO

We really don’t have a huge differential Bill. You know, we don’t have the AWP product lines that other of our competitors have. So, really it is a very similar pricing structure that we have there in North America, and obviously the margins are very attractive.

Bill Lerner - Prudential - Analyst

And the final one is, if I just look at your backlog in participation games, combined with what you got at period end in September. Unless I’m doing this kind of too quickly on the fly. It looks like you are guiding conservatively for the installed based going forward in participation games. Is that fair to say or am I doing something wrong?

Brian Gamache - WMS Industries Inc. - President & CEO

No, one of the things that has entered into the mix here is that because of success of our Bluebird cabinet and CPU-NXT operating system, the customers want the games on the floors to be in Bluebird. So, we are not getting the kind of results that when we brought a new product line previously on our legacy games that we would have. So therefore, we installed over 640 units in backlog on Bluebird in the last quarter. Excuse me 723.

Bill Lerner - Prudential - Analyst

And that number comes on a gross basis, the -?

Brian Gamache - WMS Industries Inc. - President & CEO

That is a gross basis, because the people want to have Bluebird in the floors and I think in the short run, it is little bit painful, but in the long run it is a strong indicator for the product acceptance.

Bill Lerner - Prudential - Analyst

The yield perspective, obviously.

Brian Gamache - WMS Industries Inc. - President & CEO

So, the bottom line is the 2,000 backlog that we spoke of, we really don’t have the visibility on the net number until the customer takes the order.

Bill Lerner - Prudential - Analyst

Okay, thanks guys.

Operator

Our next question comes from the line of Aimee Marcel from Jefferies & Company, Inc. Please proceed.

Aimee Marcel - Jefferies & Company, Inc. - Analyst

Can you guys quantify your orders from G2E or your sales or anything?

Brian Gamache - WMS Industries Inc. - President & CEO

Well, we haven’t disclosed that, Aimee, because we’re still tracking them down. We have early indicators as we said in the comments that G2E 2004 was by far our most successful show ever in the history of our Company. It does take a few weeks, if not a month to kind of capture all the orders and get the customers’ signatures on and we only talk about signed sales orders when we deliver numbers like that. So, I think in the next quarter, we will be able to give you more color on that in the call next quarter, but we have very high expectations that our backlog will grow dramatically on the January call.

Aimee Marcel - Jefferies & Company, Inc. - Analyst

I know your mechanical reel and video poker haven’t been out long, but you have an idea of how the win per unit is doing versus house average?

Brian Gamache - WMS Industries Inc. - President & CEO

We have, but we don’t disclose that because that is really proprietary information of the operators, but I would tell you that we already received a replacement order for the first placements of our Can’t Lose games in Nevada. So, that is a very encouraging sign.

Aimee Marcel - Jefferies & Company, Inc. - Analyst

Good. Now, I don’t know if you can give us a rollout of approvals left for the next couple of quarters, so we know what to watch out for?

Brian Gamache - WMS Industries Inc. - President & CEO

I am going to let Scott deliver that news.

Scott Schweinfurth - WMS Industries Inc. - CFO

Well, again in terms of that whole reemergence effort, that is for the most part behind us. What Brian said earlier today was that we still have the 2 ticket-in ticket-out systems, that we need to get approved in Nevada and we have the first poker games still needs to be approved in 3 of the 6 North American jurisdictions and then on the wide area progressive front, we actually started at Colorado at the end of September, and we have submitted to both Mississippi and New Jersey and we will be undergoing field trials there and expect to get approval on those products some time in the spring. So, that is sort of the status of where – I’ll call it a platform and cabinet and operating system approvals are and we’re finally to the point now where we are back to just getting game approvals which as a far easier process that it takes the regulators far less time to go through the game approval. And Orrin is reminding me that it is all so cheaper in getting the approvals for the other items. But as you know from being at the show, we have a dramatically larger number of games that we expect to get approvals on in our current fiscal year than we did in the last fiscal year. We will continue to rollout refreshers for our existing participation series on about a 6-month basis, we demonstrated at the show what the upcoming replacements are for HOLLYWOOD SQUARES and MONOPOLY and MEN IN BLACK. So, we’ve - again its gotten back to lot of new game theme approvals.

Aimee Marcel - Jefferies & Company, Inc. - Analyst

Okay, and now of your competitors, are you noticing anyone in particular that you are stealing share from?

Brian Gamache - WMS Industries Inc. - President & CEO

Aimee, I think it’s too early for that. We believe that going forward - we’ve just been focusing on regaining our lost market share and the dormant 50,000 legacy footprint that was out there. I think going forward, now that we have the reel-spinners launched and we are launching the poker games in the very near future, we will be able to have a better understanding as to where that share is coming from because it’s all going to be fresh market share for us. But I think it’s too premature to comment on it right now.

Aimee Marcel - Jefferies & Company, Inc. – Analyst

Okay, excellent. Thank you and congratulations.

Operator

Our next question come the line of Celeste Brown, Morgan Stanley. Please proceed.

Celeste Brown - Morgan Stanley - Analyst

Good afternoon. Can you address the number of international sales in the quarter and then what you expect for the year out of your expected, I guess, 22,000 for the year?

Scott Schweinfurth - WMS Industries Inc. - CFO

Well, for the year, we will probably be slightly lower than the 33-percent factor that we talked about as a bit of our goal. And for the quarter, it was actually slightly more than 25 percent of the number. So, we are close, but we are just not quite at a third yet.

Celeste Brown - Morgan Stanley - Analyst

And then in terms of your SG&A and your R&D expense, it looks like and it sounded like your R&D expense would be essentially flat sequentially this year but SG&A would continue to increase?

Brian Gamache - WMS Industries Inc. - President & CEO

Well, the marketing costs, Celeste, are certainly going to be there for the rollouts and we’ve got to continue to back up and support the operators as we roll these new product lines out and introductions. I think that that’s a fair assumption.

Scott Schweinfurth - WMS Industries. Inc - CFO

And the R&D costs will go up. Last year, we spent in the aggregate $45 million -

Brian Gamache - WMS Industries Inc. - President & CEO

But she said quarter over quarter.

Celeste Brown - Morgan Stanley - Analyst

Okay, and finally, did you tweak down your participation expectations for the year? I believe on the last call, you said you thought you can hit your peak of 6,200, is this a question of timing for you?

Brian Gamache - WMS Industries Inc. - President & CEO

Yes, that’s exactly right. We’ve said that we would approach our historical numbers in Q4, and again, 6,000 - if you take the upper end of the guidance, 6,000 versus 6,200, it’s in the ballpark. So, yes, we just want to make sure we are doing the best job we can giving guidance that’s attainable and accurate.

Celeste Brown - Morgan Stanley – Analyst

Okay, great. Thanks a lot.

Operator

Our next question come the line of Jeff Martin, Roth Capital Partners. Please proceed.

Jeff Martin - Roth Capital Partners - Analyst

Could you give us a little bit of detail on where you think the product sales margins can exit the year at - judging by the third quarter ‘04, you are in the low 40s, and you’ve come off a bit. I mean how much of that has been really the mix and then as the Bluebird cabinets become a larger percentage exiting the year, what kind of level do you think you can get to?

Scott Schweinfurth - WMS Industries Inc. - CFO

You are exactly right. A bit of it is dependant upon mix not only of - between the various product lines, of used, conversions, new games, parts, but it is also a mix of the units that we place in a particular quarter between legacy product line, VLT product line, and Bluebird product line. So, we’ve said in the past that we have a goal of getting to the mid-40s, and I said in my presentation, I believe, that we have a goal to get to the mid-40s. And that’s going to come with higher volumes as over 80 percent of the cost of our product is raw materials, and so to the extent we can provide our suppliers with larger volume orders we will get larger volume discounts on those orders. And the other thing that will happen particularly to our video product line is that the electronic costs - specifically the LED screen - should come down over time. So, we would expect to see some improvement in the product sales gross margin by the June quarter of this year, of this fiscal year.

Jeff Martin - Roth Capital Partners - Analyst

Okay and then revisiting Bill’s question from earlier on the yield on the game ops. side I would have thought that on a higher base use, you might have had a little better margin than you did this quarter? Was there something that caused that to be a bit lower and can we get to the mid to upper teens by year end on that side of the business?

Scott Schweinfurth - WMS Industries Inc. - CFO

Well, again that is bit of mix also if you are looking and if you are comparing just to the - like the June ‘04 quarter, that quarter had a higher percentage of royalties in it than what this quarter had and royalties are pretty much 100 percent margins. So that has an impact on the overall rate. The other impact that we are beginning to see just a little bit of is and I think you are familiar with this, the wide area progressive business in terms of margin percentage is a little bit lower than the non-linked participation games. In terms of gross profit dollars, it’s in excess of the non-linked participation games that is on a percentage basis, it’s slightly lower than that and had a tendency to the drive down the margin.

Brian Gamache - WMS Industries Inc. - President & CEO

In this particular example it’s really the licensing thing that affected the margin quarter-to-quarter.

Jeff Martin - Roth Capital Partners - Analyst

Great. Thanks for your explanation. And then my final question is on the D&A for the quarter, you would have thought on a higher participation game base you would have seen that tick up on a sequential basis, could you give us little bit of detail there and I am assuming that it’s going to tick up on a quarterly basis throughout the remainder of the year?

Scott Schweinfurth - WMS Industries Inc. - CFO

Yes, that is correct. Our investment in gaming devices, our Bluebird gaming devices in particular, is actually ahead of where we thought it would be. What Brian was saying before and that is it’s a very popular item to have on casino floors. So we are managing that process. We did install $8.8 million of new participation devices that actually were installed and live in casinos by the end of September and then we’ve also had another $9 million that’s still resided in inventory because it had yet to be installed in a casino by September 30 and obviously, with the 200 that we installed in the month of October we had built some of those in the month of September in anticipation of install. So, yes we do expect the D&A will rise as we move forward with the roll out of Bluebird gaming devices. And I guess one of the things that I would point out that we have said before is that with Bluebird we have decided to depreciate the base gaming device over 3-year period and depreciate the top box over 1-year period. That better matches the real economic life of the components. Previously we’d depreciated both pieces over 2-year period.

Jeff Martin - Roth Capital Partners - Analyst

Thanks. Well that would explain the million D&A decline on a sequential basis - fourth quarter to first quarter?

Scott Schweinfurth - WMS Industries Inc. - CFO

No. That is a component of that. Another component is just what was sort of reaching its end of life at the end of last year versus what’s still out there.

Jeff Martin - Roth Capital Partners - Analyst

Okay and then next - I actually have one more question, you mentioned centrally determined games and downloadable games can you give us an idea of what kind of markets you are speaking to those. Are you speaking of traditional Class III or are you looking at nontraditional to get into downloadable games?

Orrin Edidin - WMS Industries Inc. - COO

This is Orrin. I think eventually that will expand to the traditional market, probably something will see first in the lottery and Native American markets but ultimately will find it’s way out to of the Class III floor and we will be prepared to meet that demand when it arises.

Jeff Martin - Roth Capital Partners – Analyst

Okay, great. Thanks guys.

Operator

Our next question if from Kurt Ludwig, Mason Street Advisors. Please proceed.

Kurt Ludwig - Mason Street Advisories - Analyst

Good afternoon. I just have a follow up question on the gross margins. I understand the higher licensing fees that you had to pay. I guess I was surprised you didn’t see more leverage on the other games with units being up pretty strongly whatever 15 percent or so sequentially. that there would have been more gross margin leverage there, could you just help us understand what the levers are there to hit margins up and kind of the expectations going forward?

Scott Schweinfurth - WMS Industries Inc. - CFO

Well again it gets back to the mix between the participation non-linked business WAP business and then the royalties and VLT revenues. Royalties in the September ‘04 quarter compared to the June ‘04 quarter were actually down in terms of dollars and so the margin in the June ‘04 quarter was favorably impacted by the richer mix of royalties that we received from our licensees during that period. Again, I think you could probably look at some of our competitors to see the ballpark margins on the wide area progressive games that they have out there and that certainly has an impact on our numbers, albeit it was a small percentage of our total installed base at the end of September.

Kurt Ludwig - Mason Street Advisories - Analyst

All that is in the gaming operations margin line? Is that right?

Scott Schweinfurth - WMS Industries Inc. - CFO

That’s correct.

Kurt Ludwig - Mason Street Advisories - Analyst

I guess I was kind of referring to the product sales margin. I thought you would have seen more leverage there for such a strong and sequential unit increase that you’ve gotten better leverage out of that business. That’s the part I’m kind of, I guess, confused about. How come there wasn’t more leverage there?

Scott Schweinfurth - WMS Industries Inc. - CFO

Well, again it’s a bit dependant upon the mix of business, I believe that our used game business during the September ‘04 quarter was higher than the used game business in the September ‘03 quarter. The used game business has a much lower margin than the new game business that’s out there. And another component of this is also dependant upon OEM revenues for a particular quarter because the OEM revenues on just the product sale alone as a percentage are lower than on a Bluebird gaming device, although when you add the license fee to the OEM unit, you end up with a gross profit dollar that’s, I’ll say, more equivalent to what you get on the sale of the new Bluebird gaming device.

Kurt Ludwig - Mason Street Advisories - Analyst

So, is that the effect you are talking about those sales to Multimedia Games? Did it flow through in the quarter and that’s what kind of depressed margins______

Scott Schweinfurth - WMS Industries Inc. - CFO

Again, the total percentage of that revenue to the total product sales revenue dollars can have an impact, whether it’s a large number or a small number.

Kurt Ludwig - Mason Street Advisories – Analyst

Okay, thanks.

Operator

Mr. Gamache, I will now turn the call back to you.

Brian Gamache - WMS Industries Inc. - President & CEO

Thank you for joining us to get this update on WMS. We look forward to reporting more progress on our path to future success on our fiscal 2005 second quarter conference call in January. Have a great afternoon.

Operator

Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your line. Have a great day.

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